EXHIBIT 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	STIPULATION AND CONSENT TO THE
COLONIAL BANK	)	ISSUANCE OF AN ORDER
MONTGOMERY, ALABAMA	)	TO CEASE AND DESIST
)
	)	FDIC-09-125b
(INSURED STATE NONMEMBER BANK))
)

Subject to the acceptance of this STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) by the Federal Deposit Insurance Corporation (“FDIC”), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC, the Superintendent of Banks, Alabama State Banking Department (“Superintendent”) and Colonial Bank, Montgomery, Alabama (“Bank”), through its board of directors, as follows:

1. The Bank has been advised of its right to receive a written Notice of Charges and of Hearing (“Notice”) detailing unsafe or unsound banking practices and violations of laws, rules, and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and the FDIC’s Rules of Practice and Procedure (“Rules”), 12 C.F.R. Part 308, and has waived those rights.

2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices and any violations of laws, rules, and/or regulations, hereby consents and agrees to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the Superintendent in the form attached hereto. The Bank further stipulates and agrees that such ORDER shall become effective immediately after its issuance by the FDIC and the Superintendent and be fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), and the

Rules, and by the Superintendent pursuant to § 5-2A-12, Code of Alabama, 1975, subject only to the conditions set forth in paragraph 3 of this CONSENT AGREEMENT.

3. In the event the FDIC accepts this CONSENT AGREEMENT and issues the ORDER, it is agreed that no action to enforce said ORDER in the United States District Court will be taken by the FDIC unless the Bank or any “institution-affiliated party”, as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the ORDER.

4. The Bank hereby waives:

(a) the receipt of a written Notice;

(b) all defenses to the charges to be set forth in the Notice;

(c) a hearing for the purpose of taking evidence regarding the allegations to be set forth in the Notice;

(d) the filing of Proposed Findings of Fact and Conclusions of Law;

(e) a Recommended Decision of an Administrative Law Judge; and

(f) exceptions and briefs with respect to such Recommended Decision.

Dated: June 3, 2009

FEDERAL DEPOSIT INSURANCE CORPORATION

LEGAL DIVISION

BY:

Barbara J. Lukes Counsel

ALABAMA STATE BANKING DEPARTMENT

BY:

John D. Harrison Superintendent of Banks Alabama State Banking Department

COLONIAL BANK

MONTOMERY, ALABAMA

BY:

Phillip E. Adams, Jr.

Augustus R. Clements, III

Lewis E. Beville

Howell Henderson

Clinton O. Holdbrooks

John Ed Mathison

William E. Powell, III

Simuel Sippial, Jr.

THE BOARD OF DIRECTORS

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	ORDER TO
COLONIAL BANK	)	CEASE AND DESIST
MONTGOMERY, ALABAMA	)
	)	FDIC-09-125b
(INSURED STATE NONMEMBER BANK))
)

Colonial Bank, Montgomery, Alabama (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and § 5-2A-12, Code of Alabama, 1975, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with a representative of the Legal Division of the Federal Deposit Insurance Corporation (“FDIC”) and the Superintendent of Banks (“Superintendent”), Alabama State Banking Department (“DEPARTMENT”), dated June __, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the DEPARTMENT.

The FDIC and the DEPARTMENT considered the matter and determined that it had reason to believe that the Bank had engaged in unsafe or unsound banking practices. The FDIC and the DEPARTMENT, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices:

(a)	Operating with inadequate management and Board of Directors (“Board”) oversight;

(b)	Operating with inadequate equity capital in relation to the volume and quality of assets held by the Bank;

(c)	Operating with an inadequate methodology for the allowance for loan and lease losses (“ALLL”);

(d)	Operating with a liquidity and funds management policy that is insufficient to meet the Bank’s current needs;

(e)	Operating with a business strategy that has resulted in unprofitable operations and poor asset quality; and

(f)	Operating with inadequate policies and procedures to monitor and control risks within concentrations of credit in the Bank’s loan portfolio.

IT IS FURTHER ORDERED, that the Bank, its Bank-affiliated parties, and its successors and assigns, take affirmative action as follows:

1. MANAGEMENT

The Bank shall have and retain qualified management.

(a)	Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include the chief executive officer, senior lending officer, and chief financial officer. All management officials shall have an appropriate level of experience and expertise that is needed to perform his or her duties. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

(b)	The qualification of management shall be assessed on their ability to:

(i)	Comply with the requirements of this ORDER;

(ii)	Operate the Bank in a safe and sound manner;

(iii)	Comply with applicable laws and regulations; and

(iv)	Restore all aspects of the Bank to a safe and sound condition, including but not limited to asset quality, capital adequacy, earnings, management effectiveness, risk management, sensitivity to market risk, and liquidity.

(c)	No more than 60 days from the effective date of this ORDER, the Board shall develop a written analysis and assessment of the Bank’s management and staffing needs (“management plan”), which shall include, at a minimum:

(i)	Identification of both the type and number of senior executive officer positions needed to manage and supervise properly the affairs of the Bank. This identification should take into consideration the Bank’s current financial condition and problem assets;

(ii)	Identification and establishment of such Bank committees that are needed to provide guidance and oversight to active management;

(iii)	Evaluation of each Bank senior executive officer to determine whether these individuals possess the ability, experience, and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and maintenance of the Bank’s safe and sound condition; and

(iv)	Preparation of a plan of action to recruit and hire any additional or replacement personnel with the requisite ability, experience, and other qualifications, which the Board determines are necessary to fill Bank senior executive officer positions consistent with the Board analysis, evaluation, and assessment as provided in subparagraphs 1(c)(i) and 1(c)(iii) of this ORDER.

(d)	The Bank shall submit the management plan to the FDIC and the DEPARTMENT (collectively, “Supervisory Authorities”) for review and comment prior to Board approval. The Board shall approve the written management plan and any subsequent modification of such plan. The approval shall be recorded in the minutes of the meeting of the Board. The Bank shall implement the written management plan and any subsequent modification.

(e)	During the life of this ORDER, the Bank shall notify the Supervisory Authorities in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer, as that term is defined in section 303.101(b) of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.101(b). The notification should include a description of the background and experience of the individual or individuals to be added or employed and must be received at least 30 days before such addition or employment is intended to become effective. The Bank may not add any individual to its Board or employ any individual as senior executive officer unless the Superintendent provides prior written approval of such individual and the Regional Director does not issue a notice of disapproval pursuant to section 32 of the Act, 12 U.S.C. §1831i, with respect to any proposed individual.

2. BOARD PARTICIPATION

(a)	The Board shall assure its on-going participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size and complexity. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; capitalized interest on loans; loans with interest reserves; investment activity; operating policies; and individual committee actions. Board minutes shall fully document these reviews and approvals, including the names of any dissenting directors.

(b)	Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, responsible for overseeing corrective measures with respect to the ORDER, and reporting to the Board. Three of the members of the Directors’ Committee shall not be Bank officers. Bank management shall provide the Directors’ Committee with monthly reports detailing the Bank’s actions with respect to compliance with the ORDER. The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting. Such report and any discussion related to the report or the ORDER shall be recorded in the appropriate minutes of the meeting of the Board and shall be retained in the Bank’s records. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

3. CAPITAL

(a)

By September 30, 2009, the Bank shall have a Tier 1 Leverage Capital Ratio of not less than 8 percent and a Total Risk-Based Capital Ratio of not less than 12 percent. The Tier 1 Leverage and Total Risk-Based Capital ratios shall be calculated using the definitions contained in Section 325.2 of the FDIC’s Rules and Regulations, 12 C.F.R. § 325.2. Thereafter, in the event the Tier 1 Leverage Capital Ratio falls below 8 percent or the Total Risk-Based Capital Ratio falls below

12 percent, the Supervisory Authorities should be notified in writing and capital shall be increased in an amount sufficient to meet the ratios required by this provision within 30 days.

(b)	The amount of capital needed to maintain the ratios at the levels required in subparagraph 3(a) shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(c)	Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities a written capital plan. Such capital plan shall detail the steps that the Bank shall take to achieve and maintain the capital requirements set forth in paragraphs 3(a) and 3(b) above. In developing the capital plan, the Bank must take into consideration:

(i)	The volume of the Bank’s adversely classified assets;

(ii)	The nature and level of the Bank’s asset concentrations;

(iii)	The adequacy of the Bank’s ALLL;

(iv)	The anticipated level of retained earnings;

(v)	Anticipated and contingent liquidity needs; and

(vi)	The source and timing of additional funds to fulfill future capital needs.

In addition, the capital plan must include a contingency plan in the event that the Bank has (i) failed to maintain the minimum capital ratios required by subparagraph 3(a), (ii) failed to submit an acceptable capital plan as required by this subparagraph or (iii) has failed to implement or adhere to a capital plan to which the Supervisory Authorities have taken no written objection pursuant to this subparagraph. Said contingency plan shall include a plan to sell or merge the Bank. The Bank shall implement the contingency plan upon written notice from the Supervisory Authorities.

(d) Any increase in capital necessary to meet the requirements of the provisions of this paragraph may be accomplished by the following:

(i)	The sale of new securities in the form of common stock;

(ii)	The sale of noncumulative perpetual preferred stock;

(iii) The direct contribution of cash by the directors, shareholders, or parent holding company of the Bank; or

(iv) Any other method acceptable to the Supervisory Authorities and approved in advance in writing by the Supervisory Authorities.

(e) A copy of the plan shall be submitted to the Supervisory Authorities upon its completion for review and comment. Within 15 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes, and the Bank shall implement the plan.

(f)	No increase in Tier 1 capital necessary to meet the requirements of this ORDER may be accomplished through a deduction from the Bank’s ALLL or other reserve accounts. Further, the Bank shall not lend funds directly or indirectly, whether secured or unsecured, to any borrower for the purpose of purchasing Bank or affiliate stock or other securities until such time as the Bank has achieved the increase in Tier 1 capital required herein.

(g)

If all or part of the increase in capital required by the provisions of this paragraph is accomplished by the sale of new securities by the Bank, the Bank’s Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the Bank’s securities shall be submitted to the FDIC’s Accounting and Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the Superintendent, Alabama State Banking Department, 401 Adams Avenue, Suite

680, Montgomery, Alabama 36130-1201 for review. Any changes requested by the Supervisory Authorities to be made in the plan or materials shall be made prior to their dissemination. If the Supervisory Authorities allow any part of the increase in Tier 1 capital to be provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to the interest rate and any convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

4. CONCENTRATIONS OF CREDIT

Within 60 days from the effective date of this ORDER, the Board shall ensure that a risk segmentation analysis is performed with respect to the Concentrations of Credit listed in the Concentrations pages of the Report of Examination dated June 10, 2008 (“Report”). Concentrations should be stratified as the Board deems appropriate, but shall include concentrations identified by industry, geographic distribution, underlying collateral, direct or indirect extensions of credit to or for the benefit of any borrowers dependent upon the performance of a single developer or builder, and other asset groups that are considered economically related. The Board should refer to FIL-104-2006, the Joint Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, for information regarding risk segmentation analysis. The Board shall also develop a plan to reduce the Bank’s exposure to the concentrations of credit listed in the Report. A copy of the plan and the analysis will be provided to the Supervisory Authorities for review and approval. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

5. ALLOWANCE FOR LOAN AND LEASE LOSSES

Within 60 days from the effective date of this ORDER, the Board shall revise its policy for determining the ALLL and review the adequacy of its ALLL. The policy for determining the adequacy of the ALLL will be in full compliance with outstanding regulatory and accounting guidance. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review should be completed at least ten days prior to the end of each quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

6. REDUCTION OF CLASSIFIED ITEMS

(a)	Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset in excess of $10,000,000 classified “Substandard”, “Doubtful”, or Special Mention according to internal loan grades and/or regulatory review findings. For purposes of this Paragraph 6, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Supervisory Authorities. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b)	In addition, the written plan required by this Paragraph 6 shall also include, but not be limited to, the following:

(i)	A schedule for reducing the outstanding dollar amount of each adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its expected dollar balance on a quarterly basis);

(ii)	Specific action plans intended to reduce the Bank’s risk exposure in each classified asset;

(iii)	A schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 Capital plus the ALLL;

(iv)	A provision for the Bank’s submission of monthly written progress reports to its Board; and

(v)	A provision requiring Board review of the progress reports, with a notation of the review recorded in the minutes of the meeting of the Board.

(c)	The written plan required by this Paragraph 6 shall further require a reduction in the aggregate balance of assets classified “Substandard” according to internal loan grades and/or regulatory review findings in accordance with the following schedule.

(i)	By December 31, 2009, to not more than 100% of Tier 1 Capital plus the ALLL;

(ii)	By June 30, 2010, to not more than 75% of Tier 1 Capital plus the ALLL; and

(iii)	By December 31, 2010, to not more than 50% of Tier 1 Capital plus the ALLL.

(d)	The requirements of this paragraph are not to be construed as standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.

(e)	The Board shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plan. Such plans shall be monitored and progress reports thereon shall be submitted to the Supervisory Authorities concurrently with the other reporting requirements set forth in this ORDER.

7. SPECIAL MENTION ASSETS

Within 60 days from the effective date of this ORDER, the Bank shall develop a plan to correct all deficiencies in the assets listed for “Special Mention”. The Bank shall immediately submit the plan to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the plan.

8. NO ADDITIONAL CREDIT

(a)	Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged-off or classified, in whole or part, “Loss” or “Doubtful” in an amount greater than $100,000 and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b)	Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or in part, “Substandard” in an amount greater than $10,000,000 and is uncollected.

(c)	Paragraph 8(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extension of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing as follows:

(i)	Why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii)	That the Bank’s position would be improved thereby; and

(iii)	How the Bank’s position would be improved.

(d)	The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file

9. POLICY FOR LIQUIDITY AND FUNDS MANAGEMENT

(a)	The Bank’s management shall continue to review its liquidity position weekly to ensure that the Bank has sufficient liquid assets or sources of liquidity to meet current and anticipated liquidity needs. This review shall include an analysis of the Bank’s sources and uses of funds (cash flow analysis). The results of this review shall be presented to the Board for review each month, with the review noted in the minutes of the meeting of the Board. A copy of this review shall be provided to the Supervisory Authorities.

(b)	Within 45 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan addressing liquidity, contingent funding, and asset liability management. A copy of the plan shall be submitted to the Supervisory Authorities upon its completion for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes. Thereafter, the Bank shall implement and follow the plan. Annually during the life of this ORDER, the Bank shall review this plan for adequacy and, based upon such review, shall make appropriate revisions to the plan that are necessary to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.

(c)	The initial plan shall include, at a minimum:

(i) A limitation on the ratio of the Bank’s total loans to assets;

(ii) A limitation of the ratio of the Bank’s total loans to funding liabilities;

(iii) Identification of a desirable range and measurement of dependence on non-core funding;

(iv) Establishment of lines of credit that would allow the Bank to borrow funds to meet depositor demands if the Bank’s other provisions for liquidity proved inadequate;

(v) A requirement for retention of sufficient investments that can be promptly liquidated to ensure the maintenance of the Bank’s liquidity posture at a level consistent with short-term and long-term objectives;

(vi) Establishment of contingency plans to restore liquidity to that amount called for in the Bank’s liquidity policy; and

(vii) Establishment of limits for borrowing federal funds and other funds, including limits on dollar amounts, maturities, and specified sources/lenders.

10. CASH DIVIDENDS

The Bank shall not pay cash dividends without the prior written consent of the Supervisory Authorities.

11. BROKERED DEPOSITS

(a)	Upon the effective date of this ORDER and so long as this ORDER is in effect, the Bank shall neither renew, roll-over, nor increase the amount of brokered deposits above the amount outstanding as of the effective date of this ORDER without obtaining a waiver from the FDIC . Within 15 days of the effective date of this ORDER, the Board shall adopt a written plan for reducing its reliance on brokered deposits, which approval shall be recorded in the minutes of the meeting of the Board. The plan shall detail the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid. Thereafter, the Bank shall implement and fully comply with the plan. For purposes of this ORDER, brokered deposits are defined in section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. §337.6(a)(2).

(b)	The Bank shall provide a written progress report to the Supervisory Authorities detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank’s plan as part of the progress report required by paragraph 13.

(c)	The Bank shall comply with the restrictions on the effective yields on deposits described in 12 C.F.R. § 337.6, as amended May 29, 2009.

12. STRATEGIC PLAN

Within 90 days from the effective date of this ORDER, and within the first 30 days of each calendar year thereafter, the Board shall develop and fully implement a written strategic plan consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank’s other written plans, policies, or other actions as required by this ORDER. The Board shall approve the strategic plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank, its directors, officers, and employees shall fully implement the strategic plan and any subsequently approved modification.

The written strategic plan shall include, at a minimum:

(a)	Identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;

(b)	Specific goals to improve the net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings, as well as maintain adequate provisions to the ALLL;

(c)	Coordination of the Bank’s loan, investment, funds management, operating policies, strategic plan, and ALLL methodology with the strategic and budget planning;

(d)	A budget review process to monitor the revenue and expenses of the Bank whereby actual performance is compared against budgetary projections not less than quarterly, recording the results of the evaluation and any actions taken by the Bank in the minutes of the meeting of the Board at which such evaluation is undertaken; and

(e)	Individual(s) responsible for implementing each of the goals and strategies of the strategic plan.

13. PROGRESS REPORTS

Within 30 days of the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income.

Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

14. DISCLOSURE TO SHAREHOLDERS

Following the issuance of this ORDER, the Bank shall provide to its shareholders or otherwise furnish a description of this ORDER (i) in conjunction with the Bank’s next shareholder communication or (ii) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17 th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the Superintendent, Alabama State Banking Department, 401 Adams Avenue, Suite 680, Montgomery, Alabama 36130-1201, to review at least twenty (20) days prior to dissemination to shareholders. Any changes requested to be made by the FDIC and the DEPARTMENT shall be made prior to dissemination of the description, communication, notice, or statement.

This ORDER shall become effective immediately on the date of its issuance. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the DEPARTMENT.

Pursuant to delegated authority.

Dated at Atlanta, Georgia, this                  day of                         , 2009.

Doreen R. Eberley Acting Regional Director Atlanta Region Federal Deposit Insurance Corporation

The Alabama Superintendent of Banks, having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of said ORDER by the Federal Deposit Insurance Corporation shall be binding as between the Bank and the Alabama Superintendent of Banks to the same degree and legal effect that such ORDER would be binding on the Bank if the Alabama Superintendent of Banks had issued a separate ORDER that included and incorporated all the provisions of the foregoing ORDER pursuant to the provisions of the §5-2A-12, Code of Alabama,1975.

Dated this                  day of                         , 2009.

John D. Harrison Superintendent of Banks Alabama State Banking Department